UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                             Seritage Growth Properties
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                                (Name of Issuer)

       Class A common shares of beneficial interest, par value $0.01 per share
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                         (Title of Class of Securities)

                                   81752R100
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                                 (CUSIP Number)

        Dalal Street, LLC, 1250 S. Capital of Texas Highway, Suite 1-520
                         Austin, TX 78746, 512-999-7110
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 15, 2022
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|X|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 81752R100                   13G                      Page 2 of 6 Pages


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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only)

          Mohnish Pabrai
          Dalal Street, LLC - 20-2815874
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     2.   Check the Appropriate Box If a Member of a Group
          (See Instructions)
          (a)  |_|
          (b)  |X|
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     3.   SEC Use Only

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     4.   Citizenship or Place of Organization


           Mohnish Pabrai - United States of America
           Dalal Street, LLC - Texas
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                   5.   SOLE VOTING POWER

                        00,000
                   -------------------------------------------------------------
                   6.   SHARED VOTING POWER
   NUMBER OF
     SHARES             1,137,119*
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH     7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH           00,000
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                         1,137,119*
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     9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,137,119*
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     10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)  |_|
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     11.  Percent of Class Represented by Amount in Row (9)

          2.61%*
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     12.  Type of Reporting Person (See Instructions)

          IN, HC - Mohnish Pabrai
          IA, OO - Dalal Street, LLC
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


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CUSIP No. 81752R100                   13G                      Page 3 of 6 Pages


Item 1.

     (a) Name of Issuer:
         Seritage Growth Properties

     (b) Address of Issuer's Principal Executive Offices:
         500 Fifth Avenue, Suite 1530, New York, New York 10110

Item 2.

     (a) Name of Person Filing:
         Dalal Street, LLC
         Mohnish Pabrai

     (b) Address of the Principal Office or, if none, residence:
         Dalal Street, LLC -
                1250 S. Capital of Texas Highway, Suite 1-520, Austin, TX 78746 Mohnish Pabrai - c/o Dalal Street, LLC
                1250 S. Capital of Texas Highway, Suite 1-520, Austin, TX 78746

     (c) Citizenship:
         Dalal Street, LLC - Texas
         Mohnish Pabrai - United States of America

     (d) Title of Class of Securities:
         Class A common shares of beneficial interest, par value $0.01 per share

     (e) CUSIP Number:
         81752R100

Item 3. If this statement is filed pursuant to SS.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Mohnish Pabrai

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) |_| An investment adviser in accordance with S.240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with S.240.13d-1(b)(1)(ii)(F);

     (g) |X| A parent holding company or control person in accordance with
             S. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

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CUSIP No. 81752R100                   13G                     Page 4 of 6 Pages

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) |_| Group, in accordance with S.240.13d-1(b)(1)(ii)(J).

Dalal Street, LLC

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

     (e) |X| An investment adviser in accordance with S.240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with S.240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with
             S. 240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) |_| Group, in accordance with S.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


     (a)  Amount beneficially owned:
          Mohnish Pabrai - 1,137,119*
          Dalal Street, LLC - 1,137,119*

     (b)  Percent of class:
          Mohnish Pabrai - 2.61%*
          Dalal Street, LLC - 2.61%*

     (c)  Number of shares as to which the person has:

             (i) Sole power to vote or to direct the vote
                 Mohnish Pabrai - 0
                 Dalal Street, LLC - 0

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CUSIP No. 81752R100                   13G                      Page 5 of 6 Pages

            (ii) Shared power to vote or to direct the vote
                 Mohnish Pabrai - 1,137,119*
                 Dalal Street, LLC - 1,137,119*

           (iii) Sole power to dispose or to direct the disposition of
                 Mohnish Pabrai - 0
                 Dalal Street, LLC - 0

            (iv) Shared power to dispose or to direct the disposition
                 of
                 Mohnish Pabrai - 1,137,119*
                 Dalal Street, LLC - 1,137,119*

* The Class A common shares of beneficial interest, par value $0.01 per share (the "Shares") of Seritage Growth Properties (the "Company") reported herein represent Shares beneficially owned and held of record by two private funds
(The Pabrai Investment Fund II, LP and The Pabrai Investment Fund IV, LP) managed by Dalal Street, LLC (the "Advisor"), Mohnish Pabrai, and 4 managed accounts (Grammer Buff Profit Sharing Plan, Dakshana Canada, The Dakshana Foundation and Momachi Pabrai) managed by Mr. Pabrai. Mr. Pabrai is the managing member of the Advisor. The Advisor, private funds, managed accounts and Mr. Pabrai (the "Reporting Persons") are each beneficial owners and have an address of 1250 S. Capital of Texas Highway, Suite 1-520, Austin, TX 78746. The amount beneficially owned by the Advisor and Mr. Pabrai is determined based on 43,631,345 Shares issued and outstanding as of October 29, 2021, as disclosed in the Company's Form 10-Q Quarterly Report, as filed with the Securities and Exchange Commission on November 4, 2021. The Reporting Persons disclaim beneficial ownership or otherwise of such portion of the Shares in which the Reporting Persons have no actual pecuniary interest therein.

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Item 8. Identification and Classification of Members of the Group

Item 9. Notice of Dissolution of Group

Item 10. Certification

     (a) The following certification shall be included if the statement is filed pursuant to S.240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 81752R100                   13G                      Page 6 of 6 Pages

     (b) The following certification shall be included if the statement is filed pursuant to S.240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     February 16, 2022
                                    -------------------------------------------
                                                        Date


                                                 Dalal Street, LLC
                                                  /s/ Mohnish Pabrai
                                    -------------------------------------------
                                                     Signature

                                               Mohnish Pabrai, Managing Member
                                    -------------------------------------------
                                                     Name/Title

                                                     Mohnish Pabrai
                                                  /s/ Mohnish Pabrai
                                    -------------------------------------------
                                                     Signature


                                               Mohnish Pabrai, Individually
                                    -------------------------------------------
                                                     Name/Title